CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 19 and Amendment No. 21 to the Registration Statement on Form N-1A of Cromwell Greenspring Midcap Fund (formerly known as Greenspring Fund, Inc.) and to the use of our report dated February 28, 2023 on the financial statements and financial highlights of Greenspring Fund, Inc. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which are also incorporated by reference into the Statement of Additional Information. We also consent to the reference to us in the Prospectus.

                            /s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 11, 2023